Exhibit 99.07

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

Web site: www.ambac.com

News Release

For Immediate Release

AMBAC FINANCIAL GROUP, INC. ANNOUNCES SECOND
QUARTER NET LOSS OF $2,396.6 MILLION
Second Quarter Net Loss Per Share of $8.33

NEW YORK, August 7, 2009—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced a second quarter 2009 net loss of $2,396.6 million, or a net loss of $8.33 per share. This compares to second quarter 2008 net income of $823.1 million, or income of $2.80 on a fully-diluted per share basis. The second quarter 2009 results reflect higher loss and loss expenses primarily related to the residential mortgage-backed securities (RMBS) insured portfolio and other-than-temporary impairment losses in its investment portfolios related to RMBS and tax-exempt municipal securities that it is prepared to sell. Additionally, during the quarter Ambac increased its deferred tax asset valuation allowance. In 2008, Ambac’s second quarter results reflected a positive change in fair value of credit derivatives amounting to $961.6 million, primarily related to its own credit spreads widening; and a reduction of loss reserves amounting to $339.3 million, primarily related to the insured second lien residential mortgage-backed securities portfolio.

Quarter Summary

•	Net loss and loss expenses incurred amounted to $1,230.8 million for the quarter, primarily relating to second-lien and Alt-A RMBS transactions.

•

AAC and the investment agreement business recorded other-than-temporary impairment losses amounting to $675.4 million and $186.7 million, respectively, related to the decision during the second quarter 2009 to sell certain investment portfolio securities.

•

The deferred tax asset valuation allowance currently represents substantially all of the gross deferred tax asset at June 30, 2009. The increased estimate in the valuation allowance was primarily driven by continued weakening in Ambac Assurance Corporation’s (AAC’s) insured RMBS transactions and the resultant decreased ability to reliably project future taxable income.

•

During July 2009, Ambac reduced a significant portion of its exposure under a collateralized debt obligation of asset-backed securities (CDO of ABS) transaction via a settlement, and commuted all of its exposure under another CDO of ABS transaction. The two transactions, with an aggregate of approximately $2.8 billion net notional outstanding at June 30, 2009, were settled with counterparties for a total cash payment of approximately $746 million.

Ambac Second Quarter 2009 Earnings/2

•

FAS 163 was implemented on January 1, 2009. Due to changes in calculations of certain income statement items such as net premiums earned and loss and loss expenses, 2009 and 2008 amounts are not comparable, as described in detail in our Operating Supplement.

•

Estimated statutory impairment losses within the credit derivatives portfolio amounted to $1,568.7 million during the quarter, driven by rising forward LIBOR rates, which increase estimated future cash outflows, and further deterioration of the underlying collateral within CDO of ABS transactions.

•	Statutory loss and loss expenses incurred amounted to $751.0 million for the quarter ended June 30, 2009.

•

Statutory capital and surplus of AAC amounts to $305.6 million at June 30, 2009. The Office of the Commissioner of Insurance of the State of Wisconsin (OCI) permitted AAC to release approximately $1.8 billion of contingency reserves, thereby increasing its capital and surplus by that amount.

•	On July 15, 2009, Ambac completed its acquisition of the asset management and advisory business of NSM Capital Management LLC.

Ambac’s President and Chief Executive Officer, David Wallis, commented, “The quarter’s financial results are obviously very disappointing, as continued poor performance of the mortgage-related portfolios and rising forward interest rates have escalated projections of future claims.” Mr. Wallis continued, “While overshadowed by our results, we continue to work hard and make progress in our expanding risk management activity.”

Financial Results

Net Premiums Earned

Net premiums earned for the second quarter of 2009 were $177.7 million, down 45% from $325.5 million earned in the second quarter of 2008. Normal earned premiums amounted to $143.9 million and $166.2 million in the second quarter 2009 and 2008, respectively. As a result of the implementation of FAS 163, as discussed above, normal earned premium amounts reported in 2009 are not comparable to amounts that were reported in 2008.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $33.8 million in the second quarter of 2009, down significantly from $159.2 million in the second quarter 2008. During the second quarter 2008, a lack of liquidity in the auction rate and variable rate bond markets had resulted in significant refinancing activity in the municipal sector.

Net Investment Income

Net investment income excluding variable interest entities for the second quarter of 2009 was $120.4 million, representing a decrease of 5% from $127.3 million in the comparable period of 2008. The decrease was primarily due to lower invested assets driven by reductions in the portfolio to pay commutations on CDO of ABS transactions and RMBS claim payments, partially offset by $800 million proceeds from the issuance of AAC preferred stock in December 2008 and January 2009, and cash flow from the collection of financial guarantee premiums, tax refunds and fees and coupon receipts on invested assets.

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Other-Than-Temporary Impairment Losses

Other-than-temporary losses in the AAC investment portfolio amounted to ($675.4) million in the second quarter of 2009, compared to a net loss of ($2.4) million in the second quarter 2008. In connection with the Company’s revised investment strategies, during the second quarter 2009, management determined its intent to sell certain investment securities (primarily Alt-A RMBS securities rated below investment grade by Moody’s or S&P and tax-exempt municipal securities) held in the insurance company investment portfolio. As a result of this decision, other-than-temporary impairment charges were recorded through earnings on such securities that were in an unrealized loss position. These amounts represent the entire difference between the amortized cost and estimated fair value of the impacted securities as of June 30, 2009. Prior to management’s decision to sell these securities, unrealized losses were recorded in stockholders’ equity.

Net Change in Fair Value of Credit Derivatives

The net change in fair value of credit derivatives, which comprises realized gains/(losses) and other settlements from credit derivatives and unrealized gains/(losses) on credit derivatives, was a gain of $1.0 million for the second quarter of 2009, compared to a gain of $976.6 million in the comparable period of 2008.

Realized gain/(losses) and other settlements from credit derivative contracts represents the normal accretion into income of premiums received for transactions executed in credit derivative format, offset by loss and settlement payments on such transactions. Net realized gains/(losses) and other settlements from credit derivative contracts in the second quarter of 2009 and 2008 amounted to ($5.0) million and $15.0 million, respectively. Second quarter 2009 premiums received of $12.2 million were offset by paid losses of $17.2 million while second quarter 2008 premiums received of $16.7 million were offset by $1.7 million of losses paid.

Net unrealized gains/(losses) on credit derivative contracts were $6.0 million in the three months ended June 30, 2009, compared to $961.6 million in the three months ended June 30, 2008. The net gain during the second quarter of 2009 is primarily the result of: (i) improvement in the average pricing level of CLO reference obligations; and (ii) amortization of notional outstanding in the CDO of ABS portfolio. The positive effects were largely offset by: (i) the adverse effect of higher default probabilities in our fair value model caused by internal ratings downgrades; and (ii) the net increase in mark-to-market liabilities due to the effect of movements in AAC’s credit spreads (FAS 157 adjustment). The second quarter 2008 gain was driven by significant increases in AAC’s credit spreads, partially offset by negative adjustments for internal ratings downgrades and lower quoted values on the reference obligations.

During July 2009, Ambac reduced a significant portion of its exposure under a CDO of ABS transaction via a settlement, and commuted all of its exposure under another CDO of ABS transaction. The two transactions, with an aggregate of approximately $2.8 billion net notional outstanding at June 30, 2009, were settled with counterparties for cash payments totaling approximately $746 million.

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Financial Guarantee Loss Reserves

Total net loss and loss expenses were $1,230.8 million in the second quarter 2009, compared to a net reduction in loss reserves amounting to ($339.3) million recorded in the second quarter of 2008. Losses and loss expenses in the second quarter 2009 were primarily related to second-lien and Alt-A RMBS insured securities as continued deterioration beyond that which had been expected at March 31, 2009, continues to be observed.

In accordance with provisions of FAS 163, Ambac changed the discount rate it uses to estimate the present value of future loss payments from 4.5% in 2008 to the weighted average estimated risk-free rate of approximately 2.2%.

Total net claims paid of $400.8 million, exclusive of amounts received under reinsurance commutations during the quarter, were primarily related to RMBS transactions and highly concentrated in the second-lien portfolio.

Loss and loss expense reserves for all RMBS insurance exposures at June 30, 2009 total $3,216.1 million. RMBS reserves are net of $1,162.1 million of estimated remediation recoveries. The remediation benefit increased $280.1 million from $882.0 million at June 30, 2009, directly as a result of continued identification of representation and warranty breaches observed during a continuing intense loan re-underwriting initiative during the second quarter.

Financial Services

The financial services segment comprises the investment agreement business and the derivative products business. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was ($33.5) million in the second quarter of 2009, down from ($16.7) million in the second quarter of 2008. Derivative products results declined by $28.7 million, primarily due to losses realized on transactions professional derivative counterparties terminated as a result of the downgrades of AAC as guarantor of the swaps. The majority of our professional derivative counterparties retain the right to terminate contracts and, accordingly, we may have similar losses in the future. The negative effect of swap termination costs was partially offset by the reduction of high rate resets associated with cost of funds swaps, which resets have been limited through mitigation strategies and less volatility in market rates. Net investment income from the investment agreement business improved by $11.5 million primarily as a result of favorable variable interest rate reset adjustments as compared to the second quarter of 2008 and the effects of intercompany loans from AAC.

Other-than-temporary losses in the investment agreement investment portfolio amounted to ($186.7) million in the second quarter of 2009. Similar to the insurance company strategy discussed above, during the second quarter 2009 management determined its intent to sell certain investment securities (primarily Alt-A RMBS securities rated below investment grade by Moody’s or S&P) held in the investment agreement investment portfolio.

The interest rate swap and investment agreement businesses are in run-off. The investment and payment agreement portfolio has been reduced by approximately $1.1 billion during the first six months of 2009 to approximately $1.5 billion at June 30, 2009, through negotiated terminations, terminations contractually triggered by rating downgrades of AAC, and scheduled amortization.

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Taxes

Due to continued deterioration in Ambac’s exposures to mortgage-related securities and the resultant decreased ability to reliably project future taxable income, the tax benefit generated during the quarter was fully offset by a valuation reserve. Additionally, during the quarter Ambac recorded a $573.9 million valuation allowance against the balance of the unreserved deferred tax asset from the prior quarter.

Balance Sheet and Liquidity

Total assets declined by approximately $139.4 million during the second quarter 2009, primarily due to lower invested securities in the AAC and investment agreement investment portfolios and lower net deferred tax asset offset by the consolidation of certain trusts that AAC has insured and consolidated under accounting pronouncement FIN 46R. At June 30, 2009, Ambac consolidated six transactions with total assets amounting to approximately $2.1 billion, including five newly consolidated trusts that had been insured in prior years but reconsidered for consolidation upon the occurrence of our reinsurance commutation with Ram Re during the quarter. Associated liabilities on the six consolidated entities also amounted to approximately $2.1 billion and the impact to equity was approximately ($5.5) million.

The fair value of the consolidated investment portfolio increased from $9.6 billion (amortized cost of $11.3 billion) at March 31, 2009 to $9.9 billion (amortized cost of $10.4 billion) at June 30, 2009. The increase in fair value was primarily due to the inclusion of approximately $484 million of securities related to the consolidation of certain trusts insured by AAC, as discussed above, partially offset by liquidations in the investment agreement portfolio to pay terminated agreements during the quarter. The net deferred tax asset declined to $105.5 million as a result of the increase in the deferred tax asset valuation allowance during the quarter.

AAC’s investment portfolio has a fair value of $8.0 billion (amortized cost of $8.3 billion) at June 30, 2009, and includes $893.5 million of short-term securities. The portfolio consists of high quality municipal bonds, Treasuries, U.S. Agencies and Agency MBS as well as mortgage and asset-backed securities purchased from the investment agreement business in late 2008 and early 2009. At June 30, 2009, the difference between fair value and amortized cost in the financial guarantee investment portfolio is related to mortgage and asset-backed securities.

As previously announced, in order to preserve cash and statutory surplus at AAC, it has discontinued the payment of monthly dividends on its outstanding auction market preferred shares.

Ambac’s total financial guarantee net par exposure has decreased 5% from $434.3 billion at December 31, 2008 to $411.8 billion at June 30, 2009, driven by amortization and refundings during the period offset by the recapture of exposure resulting from reinsurance commutations.

Cash and short-term securities at the holding company amounted to $164.1 million at June 30, 2009. Ambac’s annual debt service costs amount to approximately $89.0 million. AAC is not

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permitted to make dividend payments to the holding company in 2009 without first receiving permission from OCI. AAC has not requested permission to pay a dividend in 2009. As previously announced, in order to preserve cash at the holding company, Ambac has discontinued the payment of semi-annual interest payments on its directly-issued subordinated capital securities (DISCs). The deferment of interest on these securities is permitted for a period of ten years.

Overview of Statutory Results

At June 30, 2009, AAC reported statutory capital and surplus of $305.6 million and contingency reserves of $173.6 million, down from $372.8 million and $1,946.6 million, respectively, at March 31, 2009. AAC statutory capital and surplus was negatively impacted by the net loss recorded during the quarter. The primary drivers of the statutory net loss were: (i) statutory impairment losses on credit derivatives amounting to $1,568.7 million; and (ii) statutory loss and loss expenses incurred of $751.0 million during the second quarter. The statutory impairment losses, which relate to AAC’s insured portfolio of CDOs of ABS, was driven by rising forward LIBOR rates, which increase estimated future cash outflows, and further deterioration of the underlying collateral within the CDO of ABS transactions. The statutory loss and loss expenses relate primarily to deterioration in AAC’s second-lien and Alt-A mortgage-backed securities financial guarantee portfolios, as discussed above under “Financial Guarantee Loss Reserves.”

Statutory capital and surplus was positively impacted by a release of contingency reserves amounting to approximately $1.8 billion as of June 30, 2009, as approved by the OCI. AAC’s claims-paying resources amount to approximately $11.9 billion at June 30, 2009, flat to March 31, 2009, as net cash outflows driven by increasing RMBS claims paid were offset by ongoing cash inflows from installment premiums and investments. The approximate $746 million of payments related to the two CDO of ABS transactions that were settled/commuted in July, discussed above, will negatively impact claims-paying resources.

NSM Acquisition

On July 15, 2009, Ambac acquired the asset management and advisory business of NSM Capital Management LLC and Structured Credit Solutions (“NSM”). NSM provides investment advisory, consulting, valuation and research services to the structured credit markets and is located in Greenwich, Connecticut. In addition to using NSM’s services to augment the management of its investment portfolios and mortgage-related and other asset-backed financial guarantee liabilities, Ambac intends for NSM to continue to provide investment advisory and asset management services to outside parties and will seek to grow and expand such services. NSM is an indirect subsidiary of Ambac Financial Group, Inc.

About Ambac

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a guarantor of public finance and structured finance obligations, has a Caa2 rating (developing outlook) from Moody’s Investors Service, Inc. and a CC rating (outlook developing) from Standard & Poor’s Ratings Services. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Contact Information:

Investor Contact: Peter Poillon

(212) 208-3222

(212) 208-3333

ppoillon@ambac.com

Media Contact: Susan Oehrig

(212) 208-3248

soehrig@ambac.com

Forward-Looking Statements

This release contains statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of management’s forward-looking statements here or in other publications may turn out to be wrong and are based on Ambac’s management current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) difficult economic conditions, which may not improve in the near future, and adverse changes in the economic, credit, foreign currency or interest rate environment in the United States and abroad; (2) the actions of the U. S. Government, Federal Reserve and other government and regulatory bodies to stabilize the financial markets; (3) the risk that market risks impact assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap and currency swap transactions; (4) changes in Ambac’s and/or Ambac Assurance’s credit or financial strength ratings; (5) risks relating to the re-launch of Connie Lee as Everspan Financial Guarantee Corp.; (6) competitive conditions, pricing levels and reduction in demand for financial guarantee products; (7) credit and liquidity risks due to unscheduled and unanticipated withdrawals on investment agreements; (8) inadequacy of reserves established for losses and loss expenses; (9) changes in capital requirements whether resulting from downgrades in our insured portfolio or changes in rating agencies’ rating criteria or other reasons; (10) the risk that we may be required to raise additional capital, which could have a dilutive effect on our outstanding equity capital and/or future earnings; (11) our ability or inability to raise additional capital, including the risks that regulatory or other approvals for any plan to raise capital are not obtained, or that various conditions to such a plan, either imposed by third parties or imposed by Ambac or its Board of Directors, are not satisfied and thus potentially necessary capital raising transactions do not occur, or the risk that for other reasons the Company cannot accomplish any potentially necessary capital raising transactions; (12) credit risk throughout our business, including credit risk related to residential mortgage-backed securities and collateralized debt obligations (“CDOs”) and large single exposures to reinsurers; (13) market spreads and pricing on insured CDOs and other derivative products insured or issued by Ambac; (14) the risk that holders of debt securities or counterparties on credit default swaps or other similar agreements seek to declare events of default or seek judicial relief or bring claims alleging violation or breach of covenants by Ambac or one of its subsidiaries; (15) default by one or more of Ambac Assurance’s portfolio investments, insured issuers, counterparties or reinsurers; (16) Ambac’s financial position and lack of financial flexibility, resulting principally from the uncertainty of Ambac Assurance’s ability to pay dividends to Ambac without the consent of the office of the Commissioner of Insurance of the State of Wisconsin; (17) legislative and regulatory developments, including the Troubled Asset Relief Program and other programs under the Emergency Economic Stabilization Act and other similar programs; (18) changes in accounting principles or practices relating to the financial guarantee industry or that may impact Ambac’s reported financial results; (19) changes in expectations regarding future realization of gross deferred tax assets; (20) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting, required under SFAS 133, to the portion of our credit enhancement business which is executed in credit derivative form, and due to the adoption of SFAS 163, which, among other things, introduces volatility in the recognition of premium earnings and losses; (21) the risk that our underwriting and risk management

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policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (22) operational risks, including with respect to internal processes, risk models, systems and employees; (23) factors that may influence the amount of installment premiums paid to Ambac; (24) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (25) the risk that reinsurers may dispute amounts owed us under our reinsurance agreements; (26) changes in tax laws; (27) other factors described in the Risk Factors section in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and also disclosed from time to time by Ambac in its subsequent reports on Form 10-Q and Form 8-K, which are or will be available on the Ambac website at www.ambac.com and at the SEC’s website, www.sec.gov; and (28) other risks and uncertainties that have not been identified at this time. Readers are cautioned that forward-looking statements speak only as of the date they are made and that Ambac does not undertake to update forward-looking statements to reflect circumstances or events that arise after the date the statements are made. You are therefore advised to consult any further disclosures we make on related subjects in Ambac’s reports to the SEC.

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three and Six Months Ended June 30, 2009 and 2008

(Dollars in Thousands Except Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Financial Guarantee:
Net premiums earned	$177,732	$325,471	$374,544	$512,337
Net investment income	122,909	130,740	223,180	254,385
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(675,394)	(2,372)	(1,421,153)	(2,372)
Portion of loss recognized in other comprehensive income	—	—	—	—

Net other-than temporary impairment losses recognized in earnings	(675,394)	(2,372)	(1,421,153)	(2,372)

Net realized investment gains	12,789	1,245	15,643	23,457
Change in fair value of credit derivatives:
Realized losses and gains and other settlements	(5,053)	15,035	1,570	32,008
Unrealized gains (losses)	6,016	961,580	1,545,243	(763,592)

Net change in fair value of credit derivatives	963	976,615	1,546,813	(731,584)
Other income	11,451	2,053	13,174	10,510
Financial Services:
Investment income	19,004	56,722	39,888	141,648
Derivative products	(44,219)	(15,527)	(58,418)	(84,858)
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(186,708)	(150,058)	(272,198)	(327,652)
Portion of loss recognized in other comprehensive income	—	—	—	—

Net other-than temporary impairment losses recognized in earnings	(186,708)	(150,058)	(272,198)	(327,652)

Net realized investment (losses) gains	(2,310)	8,082	114,236	15,884
Net change in fair value on total return swaps	22,052	(4,281)	11,671	(44,698)
Net mark-to-market gains on non-trading derivatives	7,529	2,095	7,690	262
Corporate:
Net investment income	32,000	1,037	32,216	1,864
Net realized investment gains	—	—	33	—

Total revenues	(502,202)	1,331,822	627,319	(230,817)

Expenses:
Financial Guarantee:
Loss and loss expenses	1,230,847	(339,294)	1,970,677	703,467
Underwriting and operating expenses	48,861	61,955	105,498	110,858
Interest expense on variable interest entity notes	2,430	3,379	5,177	6,936
Financial Services:
Interest on investment and payment agreements	8,311	57,914	21,100	146,917
Operating expenses	3,541	3,297	7,492	6,686
Interest	29,837	30,075	59,683	54,452
Corporate	(3,337)	7,113	684	23,189

Total expenses	1,320,490	(175,561)	2,170,311	1,052,505

(Loss) income before income taxes	(1,822,692)	1,507,383	(1,542,992)	(1,283,322)
Provision (benefit) for income taxes	573,861	684,251	1,245,761	(446,190)

Net (loss) income	(2,396,553)	823,132	(2,788,753)	(837,132)

Less: net income (loss) attributable to noncontrolling interest	11	(2)	(2)	77

Net (loss) income attributable to Ambac Financial Group, Inc.	$(2,396,564)	$823,134	$(2,788,751)	$(837,209)

Net (loss) income per share	$(8.33)	$2.85	$(9.70)	$(3.90)

Net (loss) income per diluted share	$(8.33)	$2.80	$(9.70)	$(3.90)

Weighted average number of common shares outstanding:
Basic	287,639,234	288,397,701	287,602,413	214,833,072

Diluted	287,639,234	294,857,435	287,602,413	214,833,072

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

June 30, 2009 and December 31, 2008

(Dollars in Thousands Except Share Data)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $9,127,383 2009 and $11,080,723 in 2008)	$8,685,953	$8,537,676
Fixed income securities pledged as collateral, at fair value (amortized cost of $176,247 in 2009 and $277,291 in 2008)	180,375	286,853
Short-term investments (approximates fair value)	1,062,072	1,454,229
Other (cost of $754 in 2009 and $13,956 in 2008)	754	14,059

Total investments	9,929,154	10,292,817

Cash and cash equivalents	1,130,259	107,811
Receivable for securities sold	102,166	15,483
Investment income due and accrued	81,840	116,769
Premium receivables	4,360,680	28,895
Reinsurance recoverable on paid and unpaid losses	210,891	157,627
Deferred ceded premium	959,411	292,837
Subrogation recoverable	198,431	10,088
Deferred taxes	105,549	2,127,499
Current taxes	190,495	192,669
Deferred acquisition costs	210,368	207,229
Loans	581,463	798,848
Derivative assets	1,550,781	2,187,214
Other assets	433,677	723,887

Total assets	$20,045,165	$17,259,673

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$6,594,046	$2,382,152
Loss and loss expense reserve	4,115,037	2,275,948
Ceded premiums payable	576,944	15,597
Obligations under investment and payment agreements	1,594,623	3,244,098
Obligations under investment repurchase agreements	113,496	113,737
Long-term debt	3,640,243	1,868,690
Accrued interest payable	67,517	68,806
Derivative liabilities	7,608,133	10,089,895
Other liabilities	341,594	279,616
Payable for securities purchased	7,746	10,256

Total liabilities	24,659,379	20,348,795

Stockholders’ equity:
Ambac Financial Group, Inc.:
Preferred stock	—	—
Common stock	2,944	2,944
Additional paid-in capital	2,038,540	2,030,031
Accumulated other comprehensive loss	(224,665)	(1,670,198)
Retained deficit	(6,657,817)	(3,550,768)
Common stock held in treasury at cost	(565,904)	(594,318)

Total Ambac Financial Group, Inc. stockholders’ equity	(5,406,902)	(3,782,309)

Non-controlling interest:	792,688	693,187

Total stockholders’ equity	(4,614,214)	(3,089,122)

Total liabilities and stockholders’ equity	$20,045,165	$17,259,673

Number of shares outstanding (net of treasury shares)	287,554,206	287,239,482

Book value per share	$(18.80)	$(13.17)